Exhibit 10.1

THIRD AMENDMENT

TO

EMPLOYMENT AGREEMENT

This THIRD AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made as of this 18th day of December 2007, by and between GeoPetro Resources Company, a California corporation (“Company”) and J. Chris Steinhauser (“Employee”).

RECITALS

A.                                    Company and Employee are parties to that certain Employment Agreement dated June 19, 2000 (the “Original Agreement”), First Amendment to Employment Agreement dated December 12, 2002 and Second Amendment to Employment Agreement dated January 1, 2005, pursuant to which Employee agreed to provide certain services to Company and Company agreed to employ Employee as its Chief Financial Officer and Vice President of Finance.

B.                                    The term of the Original Agreement was for two years, from June 19, 2000 through June 18, 2002 continuing on a month-to-month basis thereafter, the term of the First Amendment to Employment Agreement was for three years, from June 19, 2002 through June 18, 2005 continuing on a month-to-month basis thereafter and the term of the Second Amendment to Employment Agreement was for three years and six months, from January 1, 2005 through June 30, 2008.

C.                                    The parties hereto now wish to amend the Original Agreement, the First Amendment to Employment Agreement and the Second Amendment to the Employment Agreement to extend the term thereof for a definite term and to reflect such other changes as indicated herein.

NOW, THEREFORE, Company and Employee hereby agree as follows:

1. Effective Date. The effective date of this Amendment shall be December 18, 2007 (the “Amendment Effective Date”).

2. Amendment of Original Agreement, First Amendment to Employment Agreement and Second Amendment to Employment Agreement. The parties hereby amend the Original Agreement, the First Amendment to Employment Agreement and Second Amendment to Employment Agreement as follows:

(a)                                 Term. Section 2(a) of the Second Amendment to Employment Agreement shall be deleted and replaced in full with the following:

1.1                   Employment Term. The terms of Employee’s employment under this Agreement shall commence as of December 18, 2007 (the “Effective Date”) and shall continue until December 31, 2010 (the “Termination Date”), unless earlier terminated in accordance with Section 3 hereafter.  The period commencing as of the Effective Date and ending on the Termination Date is hereinafter referred to as the “Employment Term”.

(b)                                 Salary. Section 2(b) of the Second Amendment to Employment Agreement shall be deleted and replaced in full with the following:

1.5.                Base Salary. For all the services rendered by Employee hereunder, the Company shall pay Employee a base salary (the “Base Salary”) at the annual rate of $163,200.  Employee’s Base Salary shall be payable in installments at such times as the Company customarily pays its other employees.

3.                                      Integration. To the extent of any inconsistencies between the terms and conditions of the Original Agreement, the First Amendment to Employment Agreement, the Second amendment to Employment Agreement and those of this Amendment, this Amendment shall govern. Except to the extent that the provisions of the Original Agreement, the First Amendment to Employment Agreement or the Second Amendment to Employment Agreement are so superseded, they shall remain in full force and effect.

4.                                      Counterparts. This Amendment may be executed in one or more counterparts, each of   which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, Company and Employee have executed this Amendment as of the date first above written.

GEOPETRO RESOURCES COMPANY

Stuart J. Doshi		J. Chris Steinhauser
By:	Stuart J. Doshi	J. Chris Steinhauser
Title:	President & CEO